Exhibit 99.1

NEWS
RELEASE

2005-08

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL REPORTS MOST PROFITABLE FIRST QUARTER
IN COMPANY HISTORY

HOUSTON, TEXAS, May 5, 2005 - Frontier Oil Corporation (NYSE: FTO) today announced record first quarter net income of $34.4 million, or $1.23 per diluted share for the quarter ended March 31, 2005, compared to a net loss of $3.7 million, or $0.14 per share, for the same period of 2004. The record $34.4 million earned in the first quarter of 2005 represents a dramatic increase over the prior first quarter record of $4.5 million earned in 2001.

The record quarter resulted from the continued strength of crude oil differentials, a significant improvement in the diesel crack spread and a decrease in interest expense. The light/heavy crude oil differential increased to $14.10 per barrel for the quarter compared to $8.17 for same period in 2004. Similarly, the WTI/WTS crude oil differential increased to $4.68 per barrel for the quarter compared to $2.88 per barrel for the first quarter of 2004. The diesel crack spread increased to an average of $9.92 per barrel for the recent quarter compared to $4.07 per barrel in the first quarter of 2004 while the gasoline crack spread declined slightly to an average of $7.28 per barrel in the quarter compared to an average $7.49 per barrel in 2004. Frontier’s interest expense and other financing costs decreased from $5.9 million in the first quarter of 2004 to $3.0 million for the first quarter of 2005 due to the refinancing and reduction of long-term debt completed in the fourth quarter of 2004.

The Company’s record first quarter results were attained despite the impact of major turnaround activity at the Company’s El Dorado Refinery, which affected the fluid catalytic cracking unit and other units. As a result of the turnaround, total charges decreased to 150,580 barrels per day for the quarter ended March 31, 2005 compared to 152,015 barrels per day for the quarter ended March 31, 2004. The El Dorado turnaround also led to a planned build of intermediate inventories at quarter end. We expect to process the intermediates into finished products and sell them prior to the end of July 2005.

Crack spreads and crude oil differentials for the month of April 2005 trended upward from the first quarter 2005 and are significantly above 2004 levels. Diesel crack spreads, gasoline crack spreads and the crude oil differentials in April 2005 were all above historical averages for the period.

Frontier’s Chairman, President and CEO, James Gibbs, commented, “We are delighted by the first quarter results and are ecstatic about the outlook for the remainder of the year. When you consider that the first quarter is usually our weakest, our recent results coupled with our outlook for the near term has us more optimistic about our industry than ever. Our board recently authorized a 2-for-1 stock split effective May 23, 2005 and a 33% increase to our dividend, subject to shareholder approval. We will continue to review opportunities to return value to our shareholders.”

Frontier’s balance sheet remains in excellent shape. The quarter end cash balance was $104.7 million and the Company had $32.0 million borrowed under its revolving credit facility, due principally to investment in working capital associated with the turnaround.

The first quarter 2005 results include an after-tax inventory gain of approximately $19.4 million, or $0.69 per diluted share, compared to a gain of $9.0 million, or $0.34 per diluted share, for the same period of 2004.

Conference Call

A conference call is scheduled for today, May 5, 2005, at 11:30 a.m. eastern time, to discuss the financial results. To access the call, please dial (800) 406-5356. For those individuals outside the United States, please call (913) 981-5572. A recorded replay of the call may be heard through May 19, 2005 by dialing (888) 203-1112 (international callers (719) 457-0820) and entering the code 1714606. In addition, the real-time conference call and a recorded replay will be webcast by PR Newswire. To access the call or the replay via the Internet, go to www.frontieroil.com and register from the Investor Relations page of the site.

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 46,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states. Information about the Company may be found on its web site www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

FRONTIER OIL CORPORATION
	Three Months Ended
	March 31
	2005	2004
INCOME STATEMENT DATA ($000's except per share)
Revenues	$692,640	$537,332
Raw material, freight and other costs	558,323	464,583
Refinery operating expenses, excluding depreciation	61,351	55,290
Selling and general expenses, excluding depreciation	7,039	6,675
Merger termination and legal costs	4	3,287
Operating income before depreciation	65,923	7,497
Depreciation and amortization	8,260	7,819
Operating income (loss)	57,663	(322)
Interest expense and other financing costs	3,037	5,856
Interest income	(737)	(201)
Provision (benefit) for income taxes	20,927	(2,241)
Net income (loss)	$34,436	$(3,736)
Net income (loss) per diluted (basic) share	$1.23	$(0.14)
Average shares outstanding (000's)	27,978	26,300

OTHER FINANCIAL DATA ($000's)
EBITDA (1)	$65,923	$7,497
Cash flow before changes in working capital	57,968	3,727
Working capital changes	(79,715)	(19,577)
Net cash provided (used) by operating activities	(21,747)	(15,850)
Net cash provided (used) by investing activities	(28,471)	(17,989)

OPERATING DATA
Operations (bpd)
Total charges	150,580	152,015
Gasoline yields	67,006	74,468
Diesel yields	49,111	47,459
Total sales	145,911	148,642

Refinery operating margin information ($ per bbl)
Refined products revenue	$52.79	$39.97
Raw material, freight and other costs	42.52	34.35
Refinery operating expenses, excluding depreciation	4.67	4.09
Depreciation and amortization	0.65	0.56

Light/Heavy crude oil differential ($ per bbl)	$14.10	$8.17
WTI/WTS crude oil differential ($ per bbl)	4.68	2.88

BALANCE SHEET DATA ($000's)	3/31/05	12/31/04
Cash, including cash equivalents (a)	$104,736	$124,389
Working capital	119,463	97,261
Short-term debt (b)	32,000	-
Long-term debt (c)	150,000	150,000
Shareholders' equity (d)	275,794	240,113
Net debt to book capitalization (b+c-a)/(b+c-a+d)	21.9%	9.6%

(1) EBITDA represents income before interest expense, interest income, income tax, and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company. EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it enhances an investor’s understanding of Frontier’s ability to satisfy principal and interest obligations with respect to Frontier’s indebtedness and to use cash for other purposes, including capital expenditures. EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier’s EBITDA for the three months ended March 31, 2005 and 2004 is reconciled to net income as follows:

	Three Months Ended
	March 31
	2005	2004

Net income (loss)	$34,436	$(3,736)
Add provision (benefit) for income taxes	20,927	(2,241)
Add interest expense and other financing costs	3,037	5,856
Subtract interest income	(737)	(201)
Add depreciation and amortization	8,260	7,819
EBITDA	$65,923	$7,497

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